UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2006

BRIGHAM EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-22433	75-2692967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Bridgepoint Parkway Building Two, Suite 500 Austin, Texas 78730
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:  (512) 427-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On April 20, 2006, the Registrant used the net proceeds from the private placement of its 9 5/8% Senior Notes due 2014 to repay $30 million of borrowings that were outstanding under its Second Amended and Restated Subordinated Credit Agreement with Royal Bank of Scotland plc.  Subsequent to this, the Registrant terminated the Subordinated Credit Agreement.

The Subordinated Credit Agreement provided up to $40 million in borrowings and would have matured June 2010. Borrowings under the Subordinated Credit Agreement were secured obligations ranking junior to borrowings under the Registrant’s Senior Credit Agreement.  Borrowings under the Subordinated Credit Agreement before interest were based on the Eurodollar rate plus a margin. This margin was subject to increase if the Registrant borrowed the remaining notes available to it under the Subordinated Credit Agreement or the total amount borrowed under its Senior Credit Agreement reached or exceeded 75% of the available borrowing base.  The Registrant was required to pay a quarterly commitment fee of 0.750% on the unused portion of the Subordinated Credit Agreement, and to maintain a current ratio of at least 1 to 1 and an interest coverage ratio for the four most recent quarters of at least 3 to 1.

Item 8.01. Other Events.

On April 26, 2006, the Registrant also terminated an interest rate swap contract with Banc of America Securities LLC.  The interest rate swap contract was used by the Registrant to fix the interest rate it paid on $20 million of borrowings outstanding under the Agreement at 7.6%.  The interest rate swap contract was scheduled to mature in March 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHAM EXPLORATION COMPANY

Date: May 19, 2006	By:	/s/ Eugene B. Shepherd, Jr.

Eugene B. Shepherd, Jr.
Executive Vice President &
Chief Financial Officer